Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement of Chester Valley Bancorp Inc. on Form S-4 of our report on the financial statements of the Philadelphia Corporation For Investment Services as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.





/s/ Sanville & Company

Abington, Pennsylvania
April 28, 1998